NEWS RELEASE

FOR IMMEDIATE RELEASE

DANIEL J. SCHRIDER NAMED CHIEF EXECUTIVE OFFICER
OF SANDY SPRING BANCORP, INC.

Local leader takes reins as 11th President of Maryland's oldest and soon to be largest banking institution

OLNEY, MARYLAND,  January 5, 2009 — Sandy Spring Bancorp, Inc., (Nasdaq-SASR) the parent company of Sandy Spring Bank, announced that Daniel J. Schrider became President and Chief Executive Officer of both Bancorp and Bank on January 1, 2009 according to a planned succession following the retirement of Hunter R. Hollar.  With the appointment to CEO, Schrider was also elected to the board of directors, and Hollar remains as non-executive Chairman of the Board.

"The transition has gone very smoothly," commented Chairman Hollar, "and throughout these last nine months my esteem for Dan as a leader has grown beyond my original expectations.  I could not be more confident of our company's future."

With the recent announcements of Provident Bank and Chevy Chase Bank signing merger agreements with out-of-state banks, Sandy Spring Bank remains as not only the oldest banking institution in the State of Maryland but soon will be the largest as well.

"Sandy Spring Bank is a unique organization," said Schrider. "It was founded in 1868 by 26 local farmers, nearly all of whom were Quakers, who had a deeply-held belief system.  Their aim at the time was to provide an institution that would benefit the community as a whole.  The Bank was the first of its kind in Montgomery County. The prudence and sheer determination of our early directors laid a foundation that has seen our company through 140 years.  Today our corporate values reflect this foundation: relationships, teamwork, integrity, community, and a drive for performance. "

With 42 offices across Maryland and Northern Virginia, Sandy Spring Bank balances community-oriented service with sophisticated products. "Our company has always looked to the future," said Schrider. "We utilize technology that rivals the largest banks in our area combined with the local presence that our clients appreciate.  Small and mid-sized businesses in particular prefer to work with a company where, like themselves, the decisions are made here."  Regarding the expansion into Virginia in 2007 Schrider said, "We are excited to be in Northern Virginia and feel there is tremendous opportunity for a local Bank our size. We have hired experienced professionals who understand the market well, and  are successfully delivering our style of banking in the region.”

Schrider speaks of Sandy Spring’s strategy for the future as a successful, independent bank, “Independence is important to us, and it must be earned through our profitability and growth.  We will be turning our attention not only to local businesses, but also to the affluent client with wealth management, financial planning and fiduciary needs in addition to banking.  We have excellent resources in these areas.  We are also anxiously looking forward to meeting with potential clients who have been unsettled by merger announcements to let them know we are here and ready to help.”

Schrider, 44, joined Sandy Spring Bank 20 years ago as a commercial lender and rose through the ranks to achieve executive management status in 2003 when he was named Executive Vice President of Commercial and Credit Services and served as the company's Chief Credit Officer.  Schrider oversaw the Company's conservative lending philosophy that has resulted in negligible loan losses in the past and a portfolio that is positioned to withstand the current economic downturn.

Born and raised in Howard County, Maryland, Schrider is from a banking family.  He holds a BS from the University of Maryland and obtained his MBA from Mount Saint Mary's University in Emmitsburg, Maryland.   In addition to numerous industry related certificates, Schrider is a graduate of American Bankers Association Stonier Graduate School of Banking.  He currently sits on the board of the Maryland Bankers Association.

About Sandy Spring Bancorp, Inc. and Sandy Spring Bank

With $3.2 billion in assets, Sandy Spring Bancorp, Inc., a publicly-traded Maryland corporation, is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc.  Sandy Spring is a community-oriented banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 42 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George’s counties in Maryland, and Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.

For additional information or questions, please contact:
Daniel J. Schrider, President  & Chief Executive Officer
Philip J. Mantua, E.V.P. & Chief Financial Officer
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
1-800-399-5919
E-mail:  DSchrider@sandyspringbank.com
  PMantua@sandyspringbank.com

Web site:  www.sandyspringbank.com

Forward-Looking Statements

Sandy Spring Bancorp makes forward-looking statements in this news release.  These forward-looking statements may include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made.  Sandy Spring Bancorp does not assume any duty and does not undertake to update its forward-looking statements.  Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Sandy Spring Bancorp anticipated in its forward-looking statements, and future results could differ materially from historical performance.

Sandy Spring Bancorp’s forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the Company’s loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the Company’s ability to retain key members of management; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties.  Sandy Spring Bancorp provides greater detail regarding some of these factors in its Form 10-K for the year ended December 31, 2007, including in the Risk Factors section of that report, and in its other SEC reports.  Sandy Spring Bancorp’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov.